EXHIBIT 99.1

                      PRESS RELEASE DATED DECEMBER 9, 1998



PRESS RELEASE: FOR IMMEDIATE RELEASE
For further information, contact:
Eric W. Koehler, Executive Vice President
Bowles Fluidics Corporation
6625 Dobbin Road
Columbia, Maryland 21045
Telephone: (410) 381-0400
Telecopier: (410) 381-2718
E-Mail: ekoehler@bowles.com



                      BOARD OF DIRECTORS OF BOWLES FLUIDICS
                        RECOMMENDS REVERSE SPLIT OF STOCK

   COLUMBIA, MARYLAND, DECEMBER 9, 1998.  BOWLES FLUIDICS CORPORATION. (NASDAQ:
BOWE) (the "Company"), announced today that its Board of Directors, at its meeting on December 8, 1998, recommended to the Company's shareholders a proposal to amend the Company's Articles of Incorporation to effect a one-for-one thousand reverse split of its outstanding shares of common stock, par value $.10 per share.

   The proposed amendment to the Company's Articles of Incorporation requires the approval of two thirds of all votes of shareholders of the Company entitled to vote on it; however, the Company believes that certain shareholders intending to vote for the proposed amendment possess sufficient shares of stock to approve it. The proposed amendment is expected to be presented to stockholders of the Company for approval at a meeting of stockholders on a date yet to be determined.

   If the reverse split is approved, the number of shares of common stock held by each shareholder will be reduced to an amount equal to 1/1000th of the number of share of common stock owned before the reverse split. No fractional shares of common stock will be issued following the reverse split.

   Any fractional shares resulting from the reverse split will be redeemed at the price of $1.25 per share of common stock outstanding immediately prior to the adoption of the proposed amendments and giving effect to the reverse split.

   Following the reverse stock split and purchase of resulting fractional shares of common stock, it is expected that the number of record shareholders of the Company's common stock will be reduced from approximately 430 (as of October 15, 1998) to less than 300. The number of holders of the Company's preferred stock will remain unchanged at approximately 18. As a result of the reduction in number of record shareholders below 300, the Company intends to suspend its

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obligation to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act of 1934.

   Bowles Fluidics Corporation is a Maryland corporation with headquarters in Columbia, Maryland. It is the leading designer, manufacturer and supplier of windshield and rear window washer nozzles for passenger cars and light trucks in North America.



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